EXHIBIT 3.3

4th AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

CHARTER COMMUNICATIONS, INC.

The Amended and Restated Bylaws of the Corporation, are amended as follows effective October 3, 2003:

ARTICLE III - DIRECTORS

     SECTION 3.2 Number; Terms and Vacancies. The number of directors, which shall constitute the whole Board, shall be fixed at nine (9) persons, until changed from time to time by resolution of the Board or by the stockholders. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled in the manner provided in the Certificate of Incorporation.

CERTIFICATE OF ASSISTANT SECRETARY

          The undersigned certifies:

          (1) That the undersigned is duly elected and acting Assistant Secretary of Charter Communications Inc., a Delaware corporation; and

          (2) That the foregoing Amendment No. 4 to the Bylaws of the Corporation was adopted by the Board on the 3rd day of October 2003.

               IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this 20th day of October 2003.

/s/ Marcy Lifton Marcy Lifton, Assistant Secretary